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                       [MORGAN STANLEY & CO. LETTERHEAD]

                                                                January 19, 1998

Board of Directors
Buttrey Food and Drug Stores Company
601 6th Street, S.W.
Great Falls, MT 59404

Gentlemen:

     We understand that Buttrey Food and Drug Stores Company ("Buttrey" or the "Company"), Albertson's Inc. ("Albertson's") and a wholly owned subsidiary of Albertson's ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock par value of $.01 per share (the "Common Stock") of Buttrey for $15.50 per share in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Buttrey. Pursuant to the Merger, Buttrey will become a wholly owned subsidiary of Albertson's and each outstanding share of Common Stock, other than shares held in treasury or held by Albertson's or any affiliate of Albertson's or as to which dissenters' rights have been perfected, will be converted into the right to receive $15.50 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 51% of the outstanding shares of Common Stock are owned by FS Equity Partners II, L.P. ("Freeman Spogli") and that, concurrently with the execution of the Merger Agreement, Freeman Spogli will enter into a Tender and Option Agreement (the "Tender Agreement") pursuant to which Freeman Spogli will agree, among other things, to tender the shares of Common Stock held by it in the Tender Offer and to grant to Albertson's proxy with respect to the voting of such shares. The terms and conditions of the Tender Agreement are more fully set forth therein.

     You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of the Company;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

     (iii) analyzed certain financial projections prepared by the management of the Company;

     (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

     (v)   reviewed the reported prices and trading activity for the Common
           Stock;

     (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (viii) reviewed the Merger Agreement, the Tender Agreement and certain related documents; and

     (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation

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or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. In addition, we have assumed the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In arriving at our opinion, we were not authorized to solicit; and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and Freeman Spogli and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Tender Offer and the Merger. In addition, we express no opinion or recommendation as to whether the holders of Common Stock should tender their shares in connection with the Tender Offer.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ NEIL B. MORGANBESSER

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                                            Neil B. Morganbesser
                                            Principal